Gibraltar

First-Quarter 2005

Earnings Conference Call

April 26, 2005

Final

KEN

Thank you, Christie.

We want to thank everyone for joining us on today's call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on our first-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I'd like to turn the call over to Gibraltar's chairman and chief executive officer, Brian Lipke.

Brian.

BRIAN

Good afternoon, everyone.  On behalf of Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Ken Houseknecht, our Vice President of Communications and Investor Relations, we want to thank you for joining us.

I am going to talk about our long-term objectives and provide an overview of our short-term focus, which Dave will elaborate on from a financial perspective and Henning will amplify from an operating perspective. Following that, we will open the call to any questions you may have.

As we said in our news release, we were able to generate our strongest first-quarter sales and earnings, with sales increasing by 34%, net income growing by 15%, and EPS growing by 13%.

As we stated during our last conference call, we expected to see sequential margin improvement from the fourth quarter of 2004 to the first quarter of this year, which we were able to generate, a trend we anticipate continuing in the second quarter.

As those of you who have followed our company for any time know, our goal is to make Gibraltar a stronger company, not just a bigger one. For us, driving our margins higher over time - and producing even better consistency in our operating performance by diversifying our business mix, customer base, and geographic coverage - is a central part of our strategy.

Our ability to generate 13 consecutive quarter-over-quarter improvements in sales and earnings - in spite of extreme volatility in raw material costs and sharp economic fluctuations during that time - signals that our strategy is working. And we believe we are in a position to extract further operating improvements from our existing businesses.

As we've discussed during our recent conference calls, we are moving on many fronts to strengthen and improve our operations. These initiatives, over time, will continue to give us the ability to drive our margins higher and produce greater consistency in our performance.

Along those lines, we are making progress in our efforts to consolidate our supply chain activities, under the direction of our recently hired Vice President of Supply Chain Management and the internal Supply Chain Council that he heads. In their first project, they put together a one-day E-bid, which consolidated our purchase of corrugated materials - boxes and packaging - and reduced our annual $12-million expenditure by approximately 10%.

With total supply chain spending of approximately $175 million on an annual basis - an amount that will increase with the growth of Gibraltar - the potential for future savings is significant. While we may not realize a 10% reduction in every area, we fully expect to lower more costs as we better leverage the size and strength of Gibraltar through a consolidated supply chain function.

We are also taking steps to gain efficiencies by moving toward a shared services approach. We've made 22 acquisitions over the last ten years, and each of those companies had its own IT, HR, sales and marketing, and accounting departments, among others. With the critical mass we have established in each area of our business. We are now beginning to combine some of those activities, which will streamline our operations and drive out costs.

We are also exploring ways to extract better efficiency in our distribution and logistics area, where we currently spend approximately 9% of sales on those activities. Over the next three to four years, as we drive those costs down toward our target of 5% to 6% of sales, the potential savings are considerable.

And the review of our portfolio of companies continues. We will divest those product lines or divisions that are not capable of gaining a market-leading position or which cannot reach the margin and profitability targets that we have set for the company. The recent divestiture of our Milcor unit on January 27, for which we received full carrying value, is an example of this initiative.

Simultaneous to our efforts to improve the operational performance of Gibraltar, we continue to pursue opportunities to strategically grow and strengthen our business, both our existing operations and through acquisitions, joint ventures, and strategic alliances.

Earlier this month, we entered into a new credit facility with better terms, greater flexibility, and lower overall costs, which Dave will discuss in a few minutes.

While growth remains a clear priority for Gibraltar, we are equally focused on finding ways to improve our performance by driving our margins higher, strengthening our returns, and improving our working capital management. Our goal is to build a stronger company, not just a bigger one.

As we said in our last conference call when we reported our fourth-quarter results, a temporary imbalance between raw material cost escalations and our ability to capture equivalent selling price increases had occurred.

We also said that we expected this imbalance to be corrected over the coming quarters and, in fact, as I mentioned previously, there was sequential margin improvement from the fourth to the first quarter. And, as reported in our earnings release, we anticipate a continuation of that trend in the second quarter.

Since we are diverse in nature - from a product and service offering standpoint, and because we offer a generally higher value-added range of products - our business model is different than our historic model and our historic peer group.

Also, we are still extracting operating efficiencies from our business - as you can see from our lower SG&A cost as a percentage of net sales, another area we continue to focus on.

At this point, I'll turn the call over to Dave and Henning, who will provide a more detailed review of our first-quarter results, and give you a better sense of our outlook for the second quarter.

Dave.

DAVE

Thanks, Brian.

The first quarter was certainly another good one for Gibraltar. Sales of $274 million represent a new high for any first quarter in Gibraltar's history, and were up approximately 34% from a year ago. Operating income and net income also set new highs for any first quarter.

Our diluted earnings per share of $.36 was a

13% increase from the first quarter of 2004.

Income from operations in the quarter increased by 17.3% from $17.8 million dollars in the first quarter of last year to $20.9 million this year; it also represents a sequential improvement from the fourth quarter of 2004.

Selling, general and administrative expenses amounted to $29.2 million dollars or 10.7% of sales during the quarter, compared to $23.6 million, or 11.5% of sales, in the same quarter of last year.

Income from our equity partnerships was $444 thousand in the quarter, down slightly from $540 thousand in the first quarter of last year.

Interest expense during the quarter was $3.9 million, compared to $3.0 million in the first quarter of 2004, a result of higher average borrowing levels when compared to last year.

Our net return on sales during the quarter amounted to 3.9%, compared to 4.5% a year ago.

From a cash flow perspective, we generated EBITDA of approximately $28.2 million dollars in the quarter, up from $24.7 million dollars a year ago.

On a consolidated rolling average basis, inventory turned at a planned 4.9 times during the quarter, compared to 5.6 times a year ago. Inventory turns in the Processed Metal Products Group were essentially flat with a year ago at 4.7 turns, which is typical for this group. Inventory levels in Processed Metal are about where they should be to support our book of business in the second quarter.

Inventory turned in our Building Products segment at a 4.2 times rate versus 5.2 a year ago and a planned rate of 4.5 times. Inventories in this segment normally are front loaded during the first quarter in anticipation of the construction season, which usually begins in early March. This year, due to unusually wet weather, the season has gotten off to a slower-than-expected start. Some of the large retail customers have been very slow to restock their shelves in response to the late start to the season. Additionally, we accelerated our planned steel and aluminum purchases during the quarter to ensure a favorable material supply situation. As you may recall, last year we had great difficulty obtaining sufficient supplies of aluminum and, on more than one occasion, suffered stock outs. Inventory turns in the Building Products segment will level out by mid year as planned.

Average days sales outstanding in accounts receivable during the quarter were essentially unchanged from a year ago, at approximately 52 days.

Capital spending amounted to $6.1 million during the quarter, compared to $5.2 million a year ago.  In total, we expect to spend approximately $23 to $25 million in 2005.

In addition, we paid out approximately

$1.5 million in dividends during the quarter.

As Brian noted, we completed the restructuring of our revolving credit facility on April 1. The new facility is designed to provide us with better covenant terms, significant flexibility, at a lower overall cost. Among other things, the new facility reduces our all-in borrowing costs by approximately 50 basis points and removes the dollar limitations on mergers and acquisitions. It also removes the limitations imposed on the issuance of any senior unsecured and subordinated debt.

Now I will turn the call over to Henning for a more detailed analysis of operations.

HENNING

Thanks, Dave.

Gibraltar's net sales from continuing operations for the quarter were $274 million, up 34% from a year ago.  Gross margins improved 1.1 percentage points from the previous quarter, driven by higher sales and partially offset by higher energy and raw material costs and a slowing of activity in our industrial markets. Operating margins at 7.6% were up from the previous quarter, driven by the increase in gross margins, and slightly offset by higher SG&A cost, a function of timing in the quarters.

An analysis of 2005 versus 2004 indicates that gross and operating margins were down 1.9% and 1.1%, respectively, a function of the phasing of material cost changes into selling prices and business mix in served industrial markets.

Segment performance indicates that:

Our Building Products segment experienced a net sales increase from continuing operations of 2.7% to $119 million from the previous quarter. Year-over-year growth was 16.9%. The growth was primarily attributed to the continued high building activity in the southeast, southwest, and west coast, partially offset by lower retail activity as home centers balance their inventory levels.  Gross margins were 20.8%, up 3.1 percentage points from the previous quarter, driven by higher sales and partially offset by flat selling prices.  The operating margin was 8.8%, up 2.0 percentage points from the previous quarter, a function of higher gross margins, offset by higher SG&A, but down from the previous year by 1.4% due to material cost and sales price phasing.

Our Processed Metal Products segment's sales were $128 million, up 65% from the previous year and 13% from the previous quarter.  The increase was a result of higher selling prices, improved market share with current customers, and new accounts. The results of SCM Metal Products - which we acquired in June of 2004 - are included in these results.  Sales in the segment, excluding SCM, were up 44% year over year.

Year-over-year, as well as quarter-over-quarter, gross margins were 16.0%, and operating margins were 11.0%, both up approximately one-half percentage points, driven by our improved material cost/selling price relationships and leveraging at the higher sales level.

Our Thermal Processing segment generated a net sales increase of 5.1% to $27 million versus 2004 and an increase of 1.6% versus the fourth quarter of 2004. Gross margins were 21.1%, a decrease of 2.6 pecentage points versus 2004 and an increase of one-half percentage point versus the fourth quarter of 2004. Operating margins were 12.7%, a decrease of 2.8 percentage points versus 2004 and an increase of 1.7% versus the fourth quarter of 2004. Comparisons to the prior year were unfavorable due to business mix.

At this point, let me provide some commentary on our outlook for the second quarter.

As we move into the seasonally strongest periods for our business - the second and third quarters - we will continue to benefit from our many growth, efficiency-improvement, and inventory initiatives.

Our Building Products segment, even after the January sale of our Milcor subsidiary, continues to generate growth as a result of market share gains and market growth.

In our Processed Metal Products segment, growth is coming from the expansion in the powdered metals market, improved market penetration, and participation in new markets.

In our Thermal Processing segment, our focus is on expanding our business with the many large manufacturers that currently do much of their heat-treating work in house.

In addition to these growth initiatives in all of our existing operations, as Brian mentioned, we continue to evaluate acquisition opportunities in every part of our company. We will continue to be highly strategic and selective and only acquire those companies with the accretive financial characteristics that will make our business stronger for the long haul.

With that as backdrop, we expect our second-quarter EPS will be in the range of $.54 to $.57, which is consistent with our operating plan, and compares to $.52 in the second quarter of 2004, barring a significant change in business conditions.

We had strong first-quarter sales and earnings, and we are on pace to produce strong second-quarter results. Longer term, we have clear targets to continually improve our performance in the year ahead and beyond, with a strong focus on building a business platform based on operational excellence.

At this point, I'll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call to your questions, let me make a few closing comments.

While 2005 is off to a good start in many areas, we are focused on driving our margins back to historic levels, returning our inventories to historic turnover levels, and continuing to improve all of our businesses to meet our established performance objectives.

We are focused on all of these areas, and we have numerous initiatives underway that should improve our performance over time.

Basically, we know what we need to do. And we are going about it in our normal consistent manner.

That concludes our prepared comments. At this point, we'll be glad to answer any of your other questions.

Q & A Session

Thank you for joining us this afternoon, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.